Exhibit 10.2

FIRST AMENDED

LATHAM POOL PRODUCTS, INC.

OFFICER SEVERANCE PROGRAM

Effective August 1, 2025

This Officer Severance Program (the “Program”) is a severance pay plan within the meaning of Labor Regulations Section 2510.3-2. The Program is intended to be an unfunded “employee welfare benefit plan” as defined in Section 3(1) of ERISA. The Program provides benefits to a select group of management or highly compensated employees of the Company in connection with specified terminations of employment. This document serves as both the summary plan description and the plan document for the Program.

ARTICLE I – DEFINITIONS

1.1 Definitions.

Whenever the following terms are used in the Program, with the first letter capitalized, they shall have the meanings specified below.

“Administrator” shall mean the Compensation Committee or its delegate for any Eligible Officer who is an Executive Officer as defined by Section 16 of the Securities Exchange Act of 1934, or who reports directly to the CEO, and shall mean the CEO or his delegate for any other officer.

“Affiliate” shall mean a person with the power to direct the management and policies of the subject person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Base Salary” shall mean an Eligible Officer's annualized gross base salary in effect as of such person’s Severance Date excluding any overtime, bonuses or other supplemental compensation; provided, if the Eligible Officer’s employment terminates due to Good Reason based on a reduction in the Eligible Officer’s base salary, the Eligible Officer’s annual base salary will be determined as the rate in effect immediately before such reduction.

“Cause” shall mean (A) embezzlement, theft, misappropriation or conversion, or attempted embezzlement, theft, misappropriation or conversion, by an Eligible Officer of any property, funds or business opportunity of the Company or any of its Affiliates; (B) willful failure or refusal by an Eligible Officer to perform any directive of the Board of Directors of the Company or the Parent, or the CEO, or the duties of his or her employment which continues for a period of thirty (30) days following notice thereof by the Board of Directors of the Company or the Parent or the CEO to the Eligible Officer; (C) any act by an Eligible Officer constituting a felony (or its equivalent in any non-United States jurisdiction) or otherwise involving theft, fraud, dishonesty, misrepresentation or moral turpitude; (D) indictment for, conviction of, or plea of nolo contendere (or a similar plea) to, or the failure of an Eligible Officer to contest his or her prosecution for, any other criminal offense; (E) any violation of any law, rule or regulation relating in any way to the business or activities of the Company or any of its Affiliates, or other law that is violated during the course of an Eligible Officer’s performance of services, regulatory disqualification, or failure to comply with any legal or compliance policies or code of ethics, code of business conduct, conflicts of interest policy or similar policies of the Company or any of its Affiliates; (F) gross negligence or material willful misconduct on the part of an Eligible Officer in the performance

Exhibit 10.2

of his or her duties as an employee, officer or director of the Company or any of its Affiliates; (G) an Eligible Officer’s breach of fiduciary duty or duty of loyalty to the Company or any of its Affiliates; (H) any act or omission to act of an Eligible Officer intended to materially harm or damage the business, property, operations, financial condition or reputation of the Company or any of its Affiliates; (I) an Eligible Officer’s failure to cooperate, if requested by the Board of Directors of the Company or Parent, with any investigation or inquiry into the business practices, whether internal or external, of the Company or any of its Affiliates, including an Eligible Officer’s refusal to be deposed or to provide testimony or evidence at any trial, proceeding or inquiry; (J) any chemical dependence of an Eligible Officer which materially interferes with the performance of his or her duties and responsibilities to the Company or any of its Affiliates; or (K) an Eligible Officer’s voluntary resignation or other termination of employment affected by an Eligible Officer at any time when the Company or any of its Affiliates could effect such termination with Cause.

“CEO” shall mean the Chief Executive Officer of the Company or Parent.

“Change in Control” shall have the meaning set forth in the Omnibus Equity Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of Parent, or a subcommittee thereof, or its authorized delegate. The Board of Directors of Parent may, at any time and from time to time, administer this Program and, in such case, the Board shall have the authority granted to the Compensation Committee under the Program.

“Company” shall mean Latham Pool Products, Inc. or any successor corporation thereof resulting from merger, consolidation, or transfer of assets substantially as a whole, to the extent the Program is assumed by or assigned to such successor.

“Detrimental Activity” shall mean (i) violating terms of any restrictive covenant or confidentiality obligation that provides a benefit to the Company or any of its Affiliates, (ii) disclosing confidential or proprietary business information of the Company or any of its Affiliates to any person or entity including but not limited to a competitor, vendor or customer without appropriate authorization from the Company or any of its Affiliates, (iii) violating any rules, policies, procedures or guidelines of the Company or any of its Affiliates, (iv) directly or indirectly soliciting any employee of the Company or any of its Affiliates to terminate employment with the Company or any of its Affiliates, (v) directly or indirectly soliciting or accepting business from any customer or potential customer or encouraging any customer, potential customer or supplier of the Company or any of its Affiliates, to reduce the level of business it does with the Company or any of its Affiliates, (vi) engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any interest of the Company or any of its Affiliates, or (vii) being convicted of, or entry of a guilty plea with respect to, a felony, whether or not connected with the Company or any of its Affiliates.

“Eligible Officer” shall mean (i) the CEO of the Company or Parent, (ii) all officers of the Company or Parent, as determined by the Administrator to participate in the Program, and (iii) any person who becomes such an officer of the Company or Parent as of June 28, 2023, in each case, if such individual (a) satisfies the eligibility requirements set forth in Article II hereof and (b) does not have a written agreement with the Company or any of its Affiliates entitling the individual to severance benefits upon separation.

“Employer” shall mean the Company or, if applicable, any parent (including Parent), subsidiary or Affiliate of the Company that employs any Eligible Officer.

Exhibit 10.2

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto. References to any section of or rule promulgated under ERISA shall be deemed to include any rules, regulations or other interpretive guidance under such section or rule, and any amendments or successors thereto.

“Good Reason” shall mean (i) a material diminution in an Eligible Officer’s authority, duties or responsibilities; (ii) a material adverse change in an Eligible Officer’s title or reporting relationship; or (iii) a material decrease in an Eligible Officer’s total cash compensation, in aggregate (in dollars), including base salary and target bonus except for (A) reductions affecting all or substantially all officers of the Company or Parent, as applicable and (B) adjustments to the structure of the Company’s or Parent’s incentive based compensation plans and/or programs and form of awards.

Clauses (i) and (ii) above will not be deemed to have occurred if the sole change is the Company becoming a subsidiary of another entity.

Notwithstanding the foregoing, Good Reason will not exist unless: (i) an Eligible Officer provides the Employer written notice of the existence of Good Reason within 60 days of its initial existence; (ii) the Employer has a 30-day opportunity to remedy the Good Reason condition and does not so remedy the condition; and (iii) an Eligible Officer separates from service within 30 days after the cure period described in clause (ii).

“Officer Severance” shall mean the benefit, if any, payable pursuant to Section 3.1 hereof, except as otherwise provided in a written agreement between the Eligible Officer and the Employer.

“Omnibus Equity Plan” shall mean the Latham Group, Inc. 2021 Omnibus Equity Incentive Plan, as amended from time to time, and including any predecessor or successor equity plan of the Company or Parent.

“Parent” shall mean Latham Group, Inc. or any successor corporation thereof resulting from merger, consolidation, or transfer of assets substantially as a whole.

“Severance Date” shall mean the date that an Eligible Officer has a “separation from service,” as defined in Treasury Regulations section 1.409A-1(h) or any successor thereto.

ARTICLE II - ELIGIBILITY

2. Eligibility Requirements.

(a) An Eligible Officer shall be eligible to receive Officer Severance only if the Eligible Officer (i) amends any agreement, including any employment agreement, in effect as of June 28, 2023 with the Company or any of its Affiliates that currently provides such person with any severance benefits, which such amendment shall nullify any such severance benefits and provide for participation in the Program and (ii) enters into an offer letter agreement with the Company and, if applicable, any employment agreement with the Company or any of its subsidiaries is effectively terminated.

(b) An Eligible Officer satisfying the requirements of Section 2(a) hereof shall be eligible to receive Officer Severance only if the Administrator has determined that (i) the Eligible Officer resigned for Good Reason or (ii) the Eligible Officer was involuntarily terminated by the Employer for reasons other than for Cause. Involuntary termination shall include, but shall not be limited to, termination resulting from a reduction in force or a restructuring, or mutual agreement between the Eligible Officer and the Employer that a termination shall be deemed involuntary.

Exhibit 10.2

(c) An officer shall not be eligible to receive Officer Severance unless the officer executes a valid release of claims, a non-compete and non-solicitation agreement and any other document deemed appropriate by the Administrator in connection with the Eligible Officer’s severance (“Separation Documents”), the forms of which are attached hereto in Exhibit A and which may be amended from time to time in the Company’s sole discretion to comply with applicable law. In this case, an officer shall be entitled to Officer Severance only if both of the following requirements are satisfied no later than the date that is 60 days after such person’s Severance Date:

(i) the officer executes and delivers a valid release in the form attached hereto as Exhibit A of all claims and any other Separation Documents required by the Administrator; and

(ii) the release and any other Separation Documents required by the Administrator becomes effective and irrevocable in accordance with its terms.

ARTICLE III - BENEFITS PAYABLE UNDER THE PROGRAM

3.1 Amount of Officer Severance.

(a) The CEO shall receive a benefit equal to one and one half times the CEO’s Base Salary.

(b) Any other Eligible Officer shall receive a benefit equal to one times the Eligible Officer’s Base Salary, except that the VP, Controller (or person with similar responsibilities) shall receive nine months of such Eligible Officer’s Base Salary.

(c) For the period during which an Eligible Officer is receiving Officer Severance, to the extent permitted by the Code and other applicable law and to the extent timely elected by the Eligible Officer, the Employer shall reimburse the Eligible Officer for the full cost of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act or similar state law (“COBRA”). The Employer shall provide continuation coverage for such Eligible Officer and such person’s eligible dependents until the earliest of (x) the last day on which the Eligible Officer receives a payment of Officer Severance in accordance with Section 3.2(a) hereof, (y) the Eligible Officer or such person’s eligible dependents, as the case may be, ceasing to be eligible under COBRA, and (z) the Eligible Officer becoming eligible for coverage under the health insurance plan of a subsequent employer. If the Employer is unable to provide, or is unable to continue to provide, continuation coverage as contemplated hereunder due to restrictions imposed by law, the Employer shall pay the Eligible Officer a cash amount equal to the payment of health insurance coverage at the applicable active employee rate on a monthly basis for the remaining severance period.

(d) The Compensation Committee may determine, in its sole and absolute discretion, that the Eligible Officer shall be eligible to continue to vest in such person’s equity awards (including, without limitation, stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares) under the Omnibus Equity Plan, while receiving Officer Severance under the Program, to the extent permitted under the applicable equity award agreements, the Omnibus Equity Plan, the Code and other applicable law.

(e) In the event of a termination without Cause or a termination with Good Reason within 12 months following a Change in Control, in addition to Officer Severance set forth elsewhere in this Section 3.1, all outstanding equity-based awards granted to the Eligible Officer under the Omnibus Equity Plan or any other plan or arrangement with the Company or any of its Affiliates shall become fully vested as of the Severance Date; provided, for any performance-based equity award, such award shall become

Exhibit 10.2

vested based on target. Further, in the event of a termination due to death or disability, (i) all outstanding equity-based awards granted to the Eligible Officer under the Omnibus Equity Plan or any other plan or arrangement with the Company or any of its Affiliates shall vest on a pro-rated basis based on the number of full months of service completed during the applicable vesting period; provided, for any performance-based equity award, such award shall become vested based on actual performance, and (ii) notwithstanding anything to the contrary in the applicable equity award agreement, any vested stock option or stock appreciation right granted under the Omnibus Equity Plan shall expire on the earlier of the last day of the “Option Period” or “SAR Period” (as defined in the Omnibus Equity Plan or an applicable award agreement) and the date that is one year after the date of termination.

3.2 Payment of Officer Severance.

(a) Except as provided otherwise in this Section 3.2, Officer Severance shall be paid in accordance with the Employer’s regular payroll practices for similarly situated active employees and shall be paid ratably over a period of one year for each Eligible Officer (or, in the case of the CEO, over 18 months, and in the case of the VP, Controller, over nine months) following such person’s Severance Date; provided, however, that in the event of a termination under Section 3.1(e) hereof, the Officer Severance shall be payable in a single lump sum payment, as soon as reasonably practicable following such person’s Severance Date, but in accordance with the requirements of Section 3.2(b) hereof.

(b) Officer Severance payments (including a lump sum payment in the event of a termination under Section 3.1(e)) shall not be made until the date the Separation Documents required pursuant to Section 2(c) hereof become effective and irrevocable in accordance with their terms. The payments shall commence on the first regular payroll date after the release becomes irrevocable in accordance with its terms, and the remaining payments, as applicable, shall be made on the Employer’s regular payroll dates during the remainder of the period set forth in Section 3.2(a) hereof. The first payment will cover the time period from the Severance Date through such payment date, as applicable. Notwithstanding the foregoing, if the time period to sign and not revoke the release begins in one taxable year and ends in a second taxable year, the Officer Severance payments will not commence until the second taxable year.

(c) Interest shall not accrue or be payable on any Officer Severance.

3.3. Detrimental Activity and Breach

Upon a determination by the Administrator that such Eligible Officer engaged in Detrimental Activity, or breached the offer letter under which Officer Severance is provided to such person under the Program, (i) payments of Officer Severance and reimbursement of COBRA to an Eligible Officer shall cease immediately, as applicable, and (ii) the Eligible Officer shall be obligated to repay to the Employer all benefits previously paid to, or on behalf of, the Eligible Officer under the Program.

3.4 Termination of Officer Severance Upon Re-employment.

The payment of Officer Severance to an Eligible Officer will terminate and any remaining benefits will be forfeited in the event that the Eligible Officer is subsequently re-employed by the Employer before such person receives the full Officer Severance and reimbursement of COBRA to which such person is entitled under the Program.

Exhibit 10.2

ARTICLE IV - PLAN ADMINISTRATION

4.1 Powers and Duties of the Administrator.

The Administrator shall be the Plan Administrator, as defined in Section 3(16)(A) of ERISA. The Administrator shall enforce the Program in accordance with its terms, and shall be charged with the general administration of the Program. In accordance with Section 4.2 hereof, the Administrator shall have all powers and duties necessary to accomplish its purposes. The Administrator may delegate any or all of its duties under the Program to the extent permitted under applicable law and the regulations of any applicable national securities exchange.

4.2 Manner of Administering.

The Administrator shall have full discretionary authority and the exclusive right to construe and interpret the terms and provisions of the Program and to carry out its other powers and duties, and to determine any and all questions arising under the Program or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions, by general rule or particular decision. The actions, interpretations or constructions of the Administrator shall be final, binding, and conclusive on all parties, including but not limited to the Company and its Affiliates and any Eligible Officers, and shall be given the maximum possible deference allowed by law.

ARTICLE V - AMENDMENT AND TERMINATION

The Program shall continue in effect through December 31, 2026, after which the Program shall automatically renew for successive one-year terms unless terminated at any time after December 31, 2026, by the Administrator in its sole discretion with at least twelve (12) months prior written notice. In the event the Program terminates, no Eligible Officer shall have any claim against any assets of the Employer. Further, any Officer Severance payments commencing before such date shall continue thereafter in the manner provided herein. In the event of a Change in Control, the Program shall not be subject to any amendment or termination for a period of 6 months prior to a Change of Control or 24 months after a Change of Control, except with respect to any affected Eligible Officer to the extent such person consents to the amendment.

Except as provided for in the prior paragraph, the Administrator reserves the right to amend the Program at any time and for any reason in its sole discretion; provided, any amendment that would materially and adversely affect the rights of any Eligible Officer shall not be effective without the consent of the affected Eligible Officer unless required by applicable law.

Notwithstanding anything herein, the Chief Human Resources Officer of the Company or Parent (or such person’s delegate) shall have the power to amend the Program at any time solely to the extent necessary to ensure compliance with applicable law or effectuate the legal intent of the Program, including the intent that the Program constitute a severance pay welfare benefit plan under Labor Regulations section 2510.3-2(b)(ii), and that no payment under the Program would constitute deferred compensation within the meaning of Code section 409A. Any other amendment shall require approval by the Administrator.

Any amendment shall be in writing and effective in the manner and at the time therein set forth, and the Company and all Eligible Officers and others shall be bound thereby.

Exhibit 10.2

ARTICLE VI - MISCELLANEOUS

6.1 Limitation of Eligible Officers' Rights.

(a) Payments made under the Program shall not give any employee the right to be retained in the employ of the Employer or any right or interest under the Program other than as herein provided. The Eligible Officer acknowledges that the Eligible Officer remains an at-will employee and nothing in the Program limits the right of the Employer to dismiss any Eligible Officer for any reason, with or without notice. Inclusion under the Program will not give any Eligible Officer any right to claim any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Program. An Eligible Officer shall not have any recourse towards satisfaction of such benefit becoming fixed under the terms of the Program from other than the general assets of such person’s Employer.

(b) Payments made under the Program shall not give any employee the right to any benefits provided only to employees retained in the employ of the Employer. Except as may otherwise be required by law or set forth specifically in such plans or in an agreement between the Employer and the Eligible Officer, such benefits shall be terminated as of the Severance Date.

(c) The Eligible Officer understands that the Company has adopted a clawback policy (which may be amended from time to time) pursuant to which the Company, in certain cases, may reduce, cancel, or require the recovery of all or a portion of a person’s compensation.

6.2 Unsecured General Creditor.

All Eligible Officers and their heirs, successors, assigns and personal representatives shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Employer with respect to benefits payable under the Program. No assets of the Employer shall be held under any trust, or held in any way as collateral security for the fulfillment of the obligations of the Employer under the Program. The Employer’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Program shall be merely that of an unfunded and unsecured promise to pay money in the future, and the rights of all Eligible Officers shall be no greater than those of unsecured general creditors.

6.3 Non-Duplication of Benefits.

Benefits payable under the Program are in lieu of, and not in addition to, any other severance, separation, change in control or similar type of benefit payable under a severance, separation, change in control or similar plan, policy, agreement or arrangement of the Employer, including any such benefits payable by the Employer under a labor agreement or by operation of law, including without limitation the Worker Adjustment and Retraining Notification Act or any similar state law. Accordingly, notwithstanding any provision of the Program to the contrary, benefits payable under the Program will be reduced and forfeited by the amount of benefits payable under any and all such other plans, policies, agreements or arrangements or by operation of law.

6.4 Withholding.

There shall be deducted from each payment under the Program all taxes that are required to be withheld by the Employer with respect to such payment. The Employer shall have the right to reduce any payment by (i) the amount of cash sufficient to provide the amount of said taxes, and (ii) an amount

Exhibit 10.2

of cash equal to the amount of any contributions that the Eligible Officer has elected to make to any medical, welfare, or retirement plan maintained by the Employer in accordance with the terms and provisions of those plans.

6.5 Restriction Against Alienation.

None of the benefits, payments, proceeds or claims of any Eligible Officer shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Eligible Officer have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which such person may expect to receive, contingently or otherwise, under the Program. Notwithstanding the above, benefits which are in pay status may be subject to a garnishment or wage assignment made pursuant to a court order, or a tax levy.

6.6 Governing Law.

The Program shall be construed, administered, and governed in all respects under applicable federal law, and to the extent that federal law is inapplicable, under the laws of the State of New York, in each case without reference to conflict of law principles thereof; provided, however, that if any provision is susceptible to more than one interpretation, such interpretation shall be given thereto as is consistent with the Program being a “top hat” welfare benefit plan within the meaning of Section 3(1) of ERISA and Labor Regulations section 2520.104-24. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

Any action in connection with the Program may be brought only in Federal District Court in Albany County, New York, and must be commenced within one year after the cause of action accrues.

6.7 Headings, etc., Not Part of Agreement.

Headings and subheadings in the Program are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

6.8 Correction of Errors.

If the Administrator determines, in its sole discretion, that the Program has made an overpayment to any individual, the Administrator may recover the amount of the overpayment by requiring the payee to return the excess payments to the Program, reducing any future Program payments to the payee, or any other method deemed reasonable by the Administrator.

If the Administrator determines, in its sole discretion, that the Program has made an underpayment to any individual, the Administrator may correct the underpayment by making a lump-sum payment to the payee, increasing any future Program payments to the payee, or any other method deemed reasonable by the Administrator.

6.9 Internal Revenue Code Section 409A.

It is intended that the Program (and any payments) will be exempt from or in compliance with Internal Revenue Code Section 409A (“Section 409A”), and the Program (and any payments) shall be interpreted and construed on a basis consistent with such intent. The term “termination of employment” and similar terms relating to an Eligible Officer’s termination of employment mean a “separation from

Exhibit 10.2

service” as that term is defined under Section 409A. Each payment made under the Program shall be treated as a separate payment for purposes of Section 409A. Whenever a payment under the Program specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Administrator. If any benefits payable under the Program constitute non-qualified deferred compensation under Section 409A, such benefit shall commence on the first payroll scheduled after the expiration of the 60-day period immediately following the Severance Date, provided that the Separation Documents becomes effective and irrevocable during such 60-day period. If an Eligible Officer is a “specified employee” (as that term is used in Section 409A) on the Severance Date, any benefits payable under the Program that constitute non-qualified deferred compensation under Section 409A shall be delayed until the earlier of (A) the business day following the six-month anniversary of the Severance Date, and (B) the date of the Eligible Officer’s death, but only to the extent necessary to avoid such penalties under Section 409A. On the earlier of (X) the business day following the six-month anniversary of the Severance Date, and (Y) the Eligible Officer’s death, the Company shall pay the Executive Officer in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Eligible Officer prior to that date. The Program (and any payments) may be amended (in accordance with Article V of the Program) in any respect deemed necessary or desirable (including retroactively) by the Company with the intent to preserve exemption from or compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Program payments. An Eligible Officer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with the Program (including any taxes and penalties under Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold a participant harmless from any or all of such taxes or penalties.

6.10 Claims and Issues.

From time to time, claims or issues may arise that involve the Program. The resolution, settlement or adjudication of these claims or issues may result in an agreement or order that is not expressly contemplated under the Program document, including the payment of benefits which differ from the amounts generally payable under the Program. Any such agreements and orders will be respected to the extent that, as determined in the sole discretion of the Administrator, they do not violate any applicable statute, government regulation or ruling.

6.11 Claims Procedures.

To make a claim for payment under the Program, an Eligible Officer must submit a detailed, written explanation of such person’s claim to the Administrator within 90 days after such person’s employment is terminated. To dispute the amount of any payment, an Eligible Officer must submit a detailed, written explanation of such person’s claim to the Administrator within 90 days after payment is made.

If a claim is denied, in whole or in part, the Eligible Officer will receive a written explanation from the Administrator within 90 days of the date such person’s claim is received. If special circumstances exist, the 90-day period may be extended an additional 90 days by the Administrator. If an extension is necessary, the Administrator will provide written notice to the Eligible Officer of the extension within the original 90-day period. This explanation will include: (i) the reason(s) for denial, (ii) references to any applicable Program provisions on which the denial is based, (iii) a description of any additional information the Eligible Officer may need to submit and the reason the additional information is necessary and (iv) information on how to appeal the claim denial with the Administrator. The Eligible Officer will be provided, upon request and free of charge, reasonable access to and copies of any information relevant to such person’s claim.

Exhibit 10.2

To appeal a claim denial, the Eligible Officer should send a written appeal to the Administrator with any relevant materials in support of such person’s appeal within 60 days of receiving the denial of the claim. The Administrator will respond to the appeal in writing within 60 days. The 60-day period may be extended up to another 60 days if the Administrator determines that special circumstances require an extension of time, but if there is an extension, the Eligible Officer will be notified in writing before the original time period ends. If the appeal is denied, in whole or in part, the Administrator’s response will include: (i) the reason(s) for denial, (ii) references to any applicable Program provisions on which the denial is based, and (iii) a statement that the Eligible Officer is entitled to receive, upon request and free of charge, reasonable access to and copies of any information relevant to the claim.

No Eligible Officer shall be permitted to bring legal action, including a lawsuit, either in law or equity, until after such Eligible Officer has exhausted and complied with the claims and appeals provisions described above. If an Eligible Officer does not receive a response to such person’s claim or appeal within any of the applicable deadlines, such person’s request will be deemed denied and the Eligible Officer will be treated as having exhausted such person’s administrative remedies under the Program. An Eligible Officer may not bring legal action, including a lawsuit, either in law or equity, more than one year after a final decision is rendered on a claim. In order to raise an issue in any legal action related to the claim, an Eligible Officer must have clearly raised such issue during the claims and appeals procedure described above.

6.12 Section 280G of the Code.

If any payment or benefit an Eligible Officer would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to such Eligible Officer, which of the following two amounts would maximize an Eligible Officer’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that the Eligible Officer receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in the Eligible Officer’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the Eligible Officer shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: reduction of cash payments, cancellation of accelerated vesting of stock awards, and reduction of other benefits.

In the event that acceleration of compensation from an Eligible Officer’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless the Eligible Officer elects in writing a different order for cancellation. The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 6.12. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a different nationally recognized independent registered public accounting firm to make

Exhibit 10.2

the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Eligible Officer within 15 days after the date on which the Executive Officer’s right to a Payment is triggered (if requested at that time by the Company or the Eligible Officer) or at such other time as requested by the Company. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Eligible Officer with an opinion reasonably acceptable to the Eligible Officer that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Eligible Officer.

6.12 Waiver

Failure to insist upon strict compliance with any term or condition of the Program shall not be deemed a waiver of such term or condition. The waiver of a breach of any term or condition of the Program by any party shall not be deemed to constitute the waiver of any other breach of the same or any other term of condition.

6.13 Entire Agreement

This Program contains the entire agreement and understanding with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, consents, agreements and writings with respect to matters covered by this Program. In case of a conflict between the terms of this Program and the provisions of the Omnibus Equity Plan, an award agreement or other agreement with the Company, the terms of this Program shall prevail.

6.14 Severability

The provisions of the Program are severable, and if any provision(s) or any part of any provision(s) is held to be illegal, void or invalid under applicable law, such provision(s) may be changed to the extent reasonably necessary to make the provision(s), as so changed, legal, valid and binding, and to reflect the original intentions of the parties as nearly as possible in accordance with applicable law. The Program shall be construed according to its fair meaning and not strictly for or against either party.

6.15 Construction.

As used in the Program, the singular may include the plural, unless the context clearly indicates to the contrary.

Exhibit 10.2

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed by its duly authorized officer on the date indicated below.

LATHAM POOL PRODUCTS, INC.

/s/ Nikki Vaughan Maczko
Chief Human Resources Officer

August 1, 2025

Exhibit 10.2

PROGRAM INFORMATION

Sponsor/Administrator

Latham Pool Products, Inc.
787 Watervliet Shaker Road
Latham, NY 12110
518-951-1000

Plan Name

Latham Pool Products, Inc. Officer Severance Program

Plan Number

502

Plan Sponsor’s Employer Identification Number

27-1694029

Agent for Service of Process

Latham Pool Products, Inc.
787 Watervliet Shaker Road
Latham, NY 12110
518-951-1000

Plan Funding

Funds for the Program are paid out of the general assets of the Company.

Plan Year

The calendar year beginning January 1 and ending December 31.

Your Rights Under ERISA

As a participant in the Program, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:

•

Examine, without charge, at the Administrator’s office and at other specified locations, such as work sites, all documents governing the plan, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•

Obtain, upon written request to the Administrator, copies of documents governing the operation of the plan, including insurance contracts and copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Administrator may make a reasonable charge for the copies.

Exhibit 10.2

•	Receive a summary of the plan’s annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “Fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court, but only after you have exhausted the plan’s claims and appeals procedure. If plan Fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the party you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if the court finds that your claim is frivolous).

Assistance With Your Questions

If you have any questions about the Program, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration (EBSA), U.S. Department of Labor. The EBSA can be reached at:

Employee Benefits Security Administration
U.S. Department of Labor, Public Disclosure Room, Suite N-1513
200 Constitution Avenue N.W.
Washington, D.C. 20210
1-202-693-8673

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the EBSA publications hotline.

Exhibit 10.2

Exhibit A

Separation Documents